Exhibit 10.41

EXECUTION COPY

Umbrella Transitional Services Agreement

between

NXP B.V.

and

DSP Group Ltd.

and

DSP Group, Inc.

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	8.1 No Implied Warranty	14

	8.2 No Liability	15

9.	FORCE MAJEURE	15

	9.1 Force Majeure	15

	9.2 Force Majeure consequences	16

10.	CONFIDENTIALITY	16

	10.1	16

	10.2	16

	10.3	17

	10.4	17

	10.5	17

	10.6	17

11.	DISPUTE RESOLUTION PROCEDURE; APPLICABLE LAW	17

	11.1 Dispute resolution	17

	11.2 Applicable law	17

12.	FURTHER ASSURANCES	17

13.	MISCELLANEOUS	18

	13.1 Notices	18

	13.2 Binding effect; amendments and waivers	20

	13.3 Assignment	21

	13.4 Waiver	21

	13.5 Invalidity	21

	13.6 Third-party rights	21

	13.7 Headings	21

	Schedules

	Schedule 1 Certain Services

	Schedule 2 Service Level Agreements

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THE UNDERSIGNED:

(1)	NXP B.V., a private company with limited liability incorporated under the laws of the Netherlands, with corporate seat in Eindhoven, the Netherlands, and having its address at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands (“NXP”),

and

(2)	DSP Group Ltd., a private company with limited liability incorporated under the laws of Israel, with corporate seat in Herzeliya, Israel, and having its address at 5 Shenkar Street, Herzeliya, 46120, Israel, entering into this Agreement on behalf of itself and its wholly-owned Affiliates (collectively, the “Purchaser”),

and

(3)	DSP GROUP, Inc., a company incorporated under the laws of the State of Delaware, United States of America, having its address at 2580 North First Street, Suite 460, San Jose, CA 95131, United States of America (“Purchaser Parent”),

WHEREAS:

(A)	NXP, the Purchaser Parent and the Purchaser have entered into a Share and Business Sale Agreement dated 3 September 2007 (the “SBSA”) relating to the Operations (as defined in the SBSA);

(B)	NXP is willing to provide or to have its Affiliates or Third-Party Service Providers provide certain services to the Purchaser or its Affiliates in accordance with the terms of this Agreement;

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS

Specific definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Additional Services” shall have the meaning as set forth in clause 2.2.

“Affiliate” shall have the same meaning as set forth in the SBSA.

“Agreement” means this agreement between NXP, the Purchaser Parent and the Purchaser, including all Schedules thereto and any and all service level agreements related to the Services to be entered into pursuant to this Agreement, if any, but are not otherwise set forth as annexes to Schedule 2.

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“Allocation Key” shall have the meaning as set forth in clause 3.1.

“Business Day” means a calendar day, other than a Saturday or a Sunday, on which commercial banks in Amsterdam, the Netherlands and New York City, New York, United States of America, are generally open for business.

“Closing Date” shall have the same meaning as set forth in the SBSA.

“Confidential Information” shall have the meaning as set forth in clause 10.1.

“Continued Operations” shall have the same meaning as set forth in the SBSA.

“Force Majeure” shall have the meaning as set forth in clause 9.1.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“IPTLA” shall mean the Intellectual Property Transfer and License Agreement between NXP, Purchaser Parent and Purchaser.

“MSCA” shall mean the Manufacturing Services Collaboration Agreement between NXP, Purchaser Parent and Purchaser.

“NXP” shall have the meaning as set forth in the preamble of to this Agreement.

“Operations” shall have the meaning as set forth in Whereas (A).

“Parties” means the parties to this Agreement and “Party” means any one of them as the case may be.

“Person” means an individual, a company or corporation, a partnership, a limited liability company, a trust or other entity, organisation or unincorporated association, including a Governmental Authority.

“Project Manager” shall have the meaning set forth in clause 2.3.

“Purchaser” shall have the meaning as set forth in the preamble to this Agreement.

“Purchaser Parent” shall have the meaning set forth in the preamble to this Agreement.

“SBSA” shall have the meaning as set forth in Whereas (A).

“Service Level Agreements” means (i) the service level agreements in effect as of the Closing Date and attached as annexes to Schedule 2 and (ii) any and all other service level agreements related to the Services to be entered into pursuant to this Agreement, if any.

“Services” means (i) the services listed in Schedule 1, (ii) the services provided by NXP or its Affiliates or Third-Party Service Providers to the Purchaser or its Affiliates under the Service Level Agreements, (iii) any services not specifically described in Schedule 1 or under Service Level Agreements but that are inherent to or a necessary part of the services described therein, or are reasonably required for proper performance or provision of such services and (iv) such other services relating to the Operations that the Purchaser may reasonably request from NXP which services NXP currently provides to its Affiliates or other

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business lines of NXP, unless (with respect to item (iv)) such services cannot be, or cannot be reasonably provided. For the avoidance of doubt: except as otherwise agreed between the Parties as otherwise provided for in Schedule 1 or as otherwise provided for in the Service Level Agreements, the Services shall not include any services which are already provided to the Operations by a third party immediately prior to and/or on the Closing Date and the Parties acknowledge and agree that (i) with respect to any Contract (as defined in the SBSA) with respect to such services, [*] shall apply and (ii) with respect to any Umbrella Contract (as defined in the SBSA) [*] shall apply.

“Taxation” or “Tax” means all forms of taxation, whether direct or indirect, including, without limitation, income, gross receipts, windfall profits, value added, service, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, (including, without limitation, social security contributions and any other payroll taxes), together with any interest, additions or penalties with respect thereto imposed by any governmental, taxing or other authority responsible for the imposition, administration or collection of any Tax and any interest in respect of such additions or penalties.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.

“Third-Party Service Provider” means any person or entity other than NXP or its respective Affiliates (including their respective employees) providing Services to the Purchaser or its respective Affiliates in connection with this Agreement.

2	MASTER AGREEMENT AND SERVICE LEVEL AGREEMENTS

2.1	Master Agreement

This Agreement is a master agreement which sets out the general terms and conditions relating to the provision of the Services from NXP (or its relevant Affiliates or Third-Party Service Providers) to the Purchaser (or its relevant Affiliates).

2.2	Service Level Agreements

2.2.1	Certain Services are set out in Schedule 1. For each other Service, NXP (or its relevant Affiliate) and the Purchaser (or its relevant Affiliate) have concluded or will enter into a Service Level Agreement, the form of which is attached hereto as Schedule 2 of this Agreement.

2.2.2	If the Purchaser desires to extend the term of any Service (or any part thereof) or to add any additional service (collectively, the “Additional Services”) arising out of or relating to the Services, the following shall apply:

(a)	the Purchaser shall give NXP at least thirty (30) days (and in any event sufficient) prior written notice, which shall include reasonable details relating thereto;

(b)	the Purchaser and NXP shall negotiate in good faith whether and on what terms NXP shall provide (if at all) any such extended term or any such Additional Service; and

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(c)	the Parties acknowledge and agree that NXP at its sole discretion can reject or consent to any extended term or Additional Service - but only after NXP has fully complied with its obligation to negotiate in good faith as stated above - and provided that NXP shall not unreasonably withhold its consent to the extension of any such term or provision of any such Additional Service if such extension or Additional Service were inadvertently or unintentionally omitted from Schedule 1 or a Service Level Agreement as of the Closing Date or is essential to effectuate an orderly transition of the Operations in accordance with the SBSA. Notwithstanding the foregoing - but subject to the absence of any contractual restrictions prohibiting the extension of any term or provision of an Additional Service - NXP shall comply with the Purchaser’s request for the extension of the term of such Service (or any part thereof) or the provision of any Additional Service, if such request is as a result of a material breach by NXP or any of its Affiliates or any Third-Party Service Provider engaged pursuant to Section 3.4.2 in the provision of such Services, or the provision of such Service in accordance with the service levels, pursuant to this Agreement or a Service Level Agreement under this Agreement.

The applicable Service Level Agreement shall thereafter be amended to include the extended term or a separate Service Level Agreement shall be entered into to add the Additional Service. Upon execution of such amendment or new Service Level Agreement, any Additional Service shall be deemed to be a “Service” for all purposes hereunder.

2.2.3	The Parties acknowledge and agree that the Services include any ancillary services, functions or responsibilities not specifically described in this Agreement (including in Schedule 1), but which are required for the proper performance and delivery by NXP (or its Affiliates or any Third-Party Service Provider arranged by NXP in accordance with clause 3.4.2) of - and form an essential part of - the Services listed in Schedule 1 or set forth in a Service Level Agreement attached in Schedule 2, including those that are an inherent part or subpart thereof. Such ancillary services which are an essential part of the Services referred to in Schedule 1 or set forth in a Service Level Agreement attached in Schedule 2, will not be deemed to be an Additional Service, and there will be no separate charge for such ancillary services; rather the price for such ancillary services shall be included in the charge for the particular Service referred to in Schedule 1 or set forth in a Service Level Agreement attached in Schedule 2,of which such ancillary service is a part.

2.2.4	In the event that the terms of this Agreement conflict with the terms of an individual Service Level Agreement, the terms of the Service Level Agreement shall prevail.

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2.3	Management of Service Level Agreements

Each Party shall designate a project manager (a “Project Manager”) to report and discuss issues with respect to the provision of the Services. The Project Managers shall meet to discuss the performance of the Services as often as the Parties deem necessary to ensure the orderly provision of the Services, and in any event at least bi-annually, and shall have authority to address and remedy problems related to the provision of the Services. Each Party shall designate successor Project Managers in the event that a designated individual is not available to perform such role hereunder.

2.4	Performance by Affiliates

NXP and the Purchaser shall procure that their relevant Affiliates and any Third-Party Service Provider arranged by NXP in accordance with clause 3.4.2 shall perform their relevant obligations in accordance with this Agreement.

3	SERVICES, STANDARD OF PERFORMANCE AND THIRD-PARTY SERVICE PROVIDERS

3.1	Cost

3.1.1	NXP (or its relevant Affiliates) shall provide the Services to the Purchaser (or its relevant Affiliates) and the Purchaser (or its relevant Affiliates) shall obtain the Services from NXP (or its relevant Affiliates) at the costs determined pursuant to the Allocation Keys (as defined below) - unless the nature of a Service changes materially due to the separation of the Operations and the different cost structure reflecting the material change in the nature of the Service is agreed upon in the relevant Service Level Agreement - and at the conditions set forth in the Service Level Agreements, whereby the following cost principles shall apply:

(a)	For any Services that NXP is currently providing to the Operations - [*];

(b)	For any Services other than those set forth in clause 3.1.1(a) – [*]; and

(c)	With respect to the provision of Services after 2008, [*].

3.1.2	The Purchaser and NXP have mutually agreed upon allocation keys applicable for each Service in each relevant jurisdiction as set forth in the relevant Service Level Agreements attached in Schedule 2 (the “Allocation Keys”).

3.2	Standard of Performance

Unless (i) a different performance standard is set forth in the applicable Service Level Agreement, or (ii) the nature of a Service changes materially due to the separation of the Operations and the different performance standard reflecting the material change in the nature of the Service is agreed upon in the relevant Service Level Agreement, NXP agrees to provide the Services in substantially the same manner and at the same level as such Services were performed by NXP (and/or its Affiliates or Third Party Service Providers arranged by NXP in accordance with clause 3.4.2) for the Operations prior to the date hereof, including (to the extent applicable) with respect to level of service, priority of service, timeliness and quality and in any event in a professional and workmanlike manner, using

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personnel with sufficient training and expertise. Subject to clause 9 (Force Majeure), NXP shall give the Services substantially the same priority as it accords its own operations. In the event the Purchaser brings to the attention of NXP any alleged failure by NXP, its Affiliates or a Third-Party Service Provider arranged by NXP in accordance with clause 3.4.2 to meet, in whole or in part, a service level, the Project Manager appointed by NXP shall (i) promptly investigate and notify the Purchaser of the cause of the alleged problem, (ii) use commercially reasonable efforts to correct the problem, if any, at no additional cost to the Purchaser, and to resume meeting the service levels as promptly as practical and (iii) reasonably advise the Purchaser of the status of the remedial efforts being undertaken with respect to the problem.

3.3	Downtime

In respect of IT Services provided hereunder, NXP shall provide the Purchaser reasonable notice of any scheduled interference with NXP’s operating or other systems, including downtime for network maintenance, which is reasonable likely to interrupt the performance of or the availability of equipment necessary for the provision of any Service. In connection herewith, the Parties acknowledge and agree that the Purchaser shall not experience more downtime (pro rata) than other NXP businesses which make use of the same systems. In line with the current situation, the Purchaser shall also be obliged to pay any fees with respect to any period that the Services are interrupted (and hence not provided) due to scheduled interference with NXP’s operating or other systems.

3.4	Third-Party Service Providers

NXP may provide the Services directly (i.e. by means of its or its Affiliates’ own employees) or arrange for a Third-Party Service Provider to provide the Services. In this respect, the following arrangements apply:

3.4.1	Services already provided by a third-party service provider within the one month period prior to the Closing Date

Except as otherwise agreed between the Parties herein or as otherwise provided for in the Service Level Agreements, the Services shall not include any services which are already provided to the Operations by a third party within the one month period prior to the Closing Date and the Parties acknowledge and agree that (i) with respect to any Contract (as defined in the SBSA) with respect to such services, [*] shall apply and (ii) with respect to any Umbrella Contract (as defined in the SBSA) [*] shall apply.

3.4.2	Services provided by Third-Party Service Providers after the Closing Date (outsourcing)

Subject to compliance with the terms below, after the Closing Date, NXP is entitled to arrange that certain Services provided by NXP or its Affiliate to the Purchaser or its Affiliates will be provided by a Third-Party Service Provider (in stead of NXP or its Affiliate) for the remainder of the term of the relevant Services; provided, however, that the use of a Third-Party Service Provider to provide the Services shall not relieve NXP of its obligations to provide the Services, if such Third-Party Service Provider fails to provide the Services or fails to provide the Services pursuant to the service levels agreed upon in this Agreement or the relevant Service Level Agreement under this Agreement.

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For Services that relate to the Operations and to other operations of NXP, at the request of the Purchaser, the Parties will continue to share these Services at terms to be agreed upon with the Third-Party Service Provider.

In case of an outsourcing as set forth under this sub-clause 3.4.2, the following conditions will apply:

(a)	With respect to any outsourced Services that only relate to the Operations (the “Outsourced Dice Services”): the Purchaser expressly agrees with the appointment of the Third-Party Service Provider prior to the appointment. For the avoidance of doubt, this sub-clause (a) does not apply to any Outsourced Shared Services.

(b)	With respect to any Services that relate to the Operations and to other operations of NXP (the “Outsourced Shared Services”): [*].

(c)	With respect to any Outsourced Dice Services: [*].

(d)	NXP will make a copy of this Agreement available to the Third-Party Service Provider and will enter into enforceable agreements with the Third Party Service Provider for the remainder of the term of the relevant Services to bind the Third Party Service Provider to the provisions of this Agreement, including, without limitation, clauses 5.2 (Records), 5.3 (Access), 7 (Intellectual Property Rights) and 10 (Confidentiality).

(e)	Notwithstanding sub-clauses (b) and (c) above, the standard of Service to be provided by the Third-Party Service Provider is at least substantially equivalent in amount and quality to the standard of Service which had otherwise been provided or is to be provided hereunder by NXP, including with respect to level of service, priority of service, timeliness and quality, and in accordance with any relevant Service Level Agreement the Purchaser executed with NXP or its Affiliates and in any event in a professional and workmanlike manner, using personnel with sufficient training and expertise.

3.5	Notice period for outsourcing

3.5.1	In case of Outsourced Dice Services: NXP shall give the Purchaser not less than [*] of prior written notice of an intended outsourcing arrangement, unless, notwithstanding NXP’s use of commercially reasonable efforts, the provision of prior written notice within [*] cannot be done for certain Services in which case NXP shall give the Purchaser at least [*] (and in any event sufficient) prior written notice.

3.5.2	In case of Outsourced Shared Services: NXP shall give the Purchaser not less than [*] of prior written notice of an intended outsourcing arrangement, unless, notwithstanding NXP’s use of commercially reasonable efforts, the provision of prior written notice within [*] cannot be done for certain Services in which case NXP shall give the Purchaser at least [*] (and in any event sufficient) prior written notice.

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3.6	The Purchaser acknowledges and agrees that as promptly as possible after the Closing Date it will make every commercial effort to arrange for its own internal workforce or third-party service providers to provide for the applicable services directly and independently. For the avoidance of doubt: The Purchaser’s agreement in the prior sentence shall not relieve NXP and/or its Affiliates or Third Party Service Providers arranged by NXP in accordance with clause 3.4.2 to provide the Services to the Purchaser pursuant to the terms and conditions set forth herein pending such transition.

4	INVOICING AND PAYMENT

4.1	The Purchaser (or Affiliate designated by the Purchaser) shall issue purchase orders for the agreed Services. All Services provided during any given month shall be invoiced by NXP to the Purchaser (or Affiliate designated by the Purchaser) no later than [*] during which such Services were provided and invoice was submitted to the Purchaser (or Affiliate designated by the Purchaser), unless specified otherwise in the relevant Service Level Agreement.

4.2	Invoices regarding Services provided by an Affiliate or a Third-Party Service Provider shall be addressed to the Purchaser (or Affiliate designated by the Purchaser) directly and paid by the Purchaser (or Affiliate designated by the Purchaser) directly to such Affiliate or Third-Party Service Provider, in accordance with this clause 4, in so far as the Parties have not agreed on otherwise in the relevant Service Level Agreement.

4.3	Unless contesting and evidencing in good faith the fees set forth on an invoice, the Purchaser (or Affiliate designated by the Purchaser) shall or shall procure that any invoice will be paid to NXP (or to its Affiliate or the Third-Party Service Provider) within [*] of receipt of the invoice. The invoice shall make reference to the respective purchase order and/or be accompanied by reasonable documentation supporting the fees owed and explaining the cost of the Service based upon the Allocation Key (where applicable), and shall set forth the Services provided, the fees payable for each Service and invoices for Services provided by NXP’s Affiliates or Third-Party Service Providers, if any.

4.4	The Parties shall settle in good faith any dispute with respect to fees or amounts payable set forth on an invoice. Such dispute shall not free the Purchaser from its obligation to settle any undisputed amounts due in the period agreed under this clause 4.

4.5	Cash neutral principle

The Parties acknowledge and agree that the economic effect of this Agreement should be cash neutral for NXP. For the sole purpose of the foregoing, the Purchaser shall within five (5) Business Days after Closing pay to NXP a one-time deposit in cash of [*], representing the cost of the provision of all Services under this Agreement and the Service Level Agreements for [*] period. The deposited amount will be adjusted on a quarterly basis based on the projected level of Services that the Purchaser (and its Affiliates) shall require under this Agreement and the Service Level Agreements for the upcoming quarter with any increase of the deposited amount to be paid promptly by the Purchaser to NXP and any decrease of the deposited amount to be paid promptly by NXP to the Purchaser. Upon termination of the provision of the Services, any remaining deposited amount, to the extent such amount has not been credited against any outstanding invoices, shall be reimbursed promptly by NXP to the Purchaser.

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4.6	Taxes

If the transactions as described in this Agreement and the Schedules hereto are subject to any applicable value added tax (VAT), sales Tax or any other similar Tax required by applicable law and regulations, NXP will be allowed to charge such Tax to the Purchaser, which will be paid by the Purchaser in addition to the fees.

4.7	Parent Guarantee

The Purchaser Parent hereby:

4.7.1	as a separate and independent obligation, unconditionally and irrevocably guarantees to NXP, and shall be jointly and severally liable, as co-principal debtor to NXP for the due and punctual performance and observance by the Purchaser of all its obligations under or pursuant to this clause 4 and the invoicing and payment provisions as set out in the Service Level Agreements (the “Guaranteed Obligations”); and

4.7.2	agrees to indemnify, defend and hold harmless NXP and, as an irrevocable third party stipulation, all other members of NXP’s group against all Losses (as defined in the SBSA) which any of same may suffer through or arising from any breach by the Purchaser of the Guaranteed Obligations.

5	COOPERATION; RECORDS; ACCESS; CONSENTS

5.1	Cooperation

The Parties agree to fully cooperate in good faith with each other in connection with the provision of the Services and the matters related to or arising hereunder, including, without limitation, NXP’s cooperation with the Purchaser to enable the Purchaser to establish its own infrastructure to perform the Services independently of NXP as soon as practicable after the Closing Date.

5.2	Records

Each of the Parties shall create and maintain full and accurate books in connection with the provision of the Services. For a period of no less than [*], the Parties will maintain, in accordance with their standard document retention procedures, documentation supporting the information relevant to price calculations contained in the Service Level Agreements and cooperate with each other in making such information available as needed in the event of a Tax audit in any country.

5.3	Access

Subject to the Parties’ third-party confidentiality obligations, each Party shall make available to the other Party during regular business hours (upon reasonable prior notice) (i) all personnel designated by the Party to oversee the Services, and (ii) all books and records maintained by the Party in connection with this Agreement.

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5.4	Consents / Grace Period

5.4.1	Except as otherwise agreed between the Parties herein or as otherwise provided for in the Service Level Agreements, the Services shall not include any services which are already provided to the Operations by a third party within the one month period prior to the Closing Date. The Parties acknowledge and agree that (i) with respect to any Contract (as defined in the SBSA) with respect to such services, [*] shall apply and (ii) with respect to any Umbrella Contract (as defined in the SBSA) [*] shall apply.

5.4.2	With respect to the provision of the Services by a Third-Party Service Provider pursuant to clause 3.4.2 (i.e. outsourcing), NXP shall be responsible to obtain any consent necessary for the performance of the Services under this Agreement by such Third-Party Service Provider which Services are deemed critical between the Parties, including without limitation, any required consent under any real property lease and Purchaser shall [*].

6	TERM AND TERMINATION OF SERVICES

6.1	Term

This Agreement shall become effective on the Closing Date and, with respect to each Service, shall automatically terminate on the first anniversary of the Closing Date, except:

6.1.1	if a different period is set forth in Schedule 1;

6.1.2	if a different period is set forth on an applicable Service Level Agreement;

6.1.3	if the Agreement is earlier terminated in accordance with clause 6.3;

6.1.4	if the Agreement or a Service is extended in accordance with clause 2.2.2; or

6.1.5	if a Service is earlier terminated in accordance with clause 6.1 below.

Unless otherwise agreed in a Service Level Agreement, the Purchaser may terminate the provision of any Service by giving NXP [*] prior written notice. For the avoidance of doubt, none of NXP, an Affiliate of NXP or a Third Party Service Provider arranged by NXP may terminate the provision of any Service to the Purchaser (or any of its Affiliates) prior to the end of the term agreed upon herein with respect to such Service in Schedule 1 or pursuant to the relevant Service Level Agreement without the Purchaser’s prior written consent. Further, for the avoidance of doubt, once a Service has been terminated, the provision of such Service will not recommence unless NXP accepts otherwise.

6.2	Interdependency

The Parties acknowledge and agree that if a Service has been terminated and – as a consequence thereof – other Services can no longer be provided because of the interdependency between these Services (as determined between the Parties before the Closing Date in the Service Level Agreements), such other Services shall be terminated as well.

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6.3	Material breach

Notwithstanding the other provisions of this clause 6, this Agreement may be terminated with immediate effect by either NXP or the Purchaser by providing written notice to the other Party if the other Party has committed a material breach in the performance of its obligations under this Agreement, which breach has not been cured within thirty (30) Business Days after giving a written notice specifying such breach by the non-breaching Party to the breaching Party. To the extent applicable, individual Service Level Agreements will specify the conditions deemed to be a material breach with respect to a specific Service.

6.4	Effect of termination

6.4.1	Upon termination of this Agreement (i) the Purchaser (or its relevant Affiliate) shall be obligated to pay NXP (or its relevant Affiliates or the relevant Third-Party Service Provider) any outstanding and non-contested invoices for Services performed prior to such termination, and (ii) NXP shall deliver to the Purchaser all property belonging to the Purchaser (or its relevant Affiliate) and provided to NXP pursuant to this Agreement.

6.4.2	The following clauses shall survive the termination or expiration of this Agreement: clauses 7 (Intellectual Property Rights), 8 (Liability), 10 (Confidentiality), 11 (Dispute Resolution Procedure; Applicable Law) and 13 (Miscellaneous).

6.4.3	Termination of a Service or this Agreement pursuant to the terms hereof shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability for breach of such Party’s obligations under this Agreement. Termination or expiration of this Agreement will not affect the rights and obligations of the Parties under any other agreement between the Parties.

7	INTELLECTUAL PROPERTY RIGHTS

The Parties acknowledge and agree that the IPTLA exclusively sets forth the Parties’ rights and obligations with respect to (any transfer of) intellectual property rights.

8	LIABILITY

8.1	No Implied Warranty

Subject to clause 5.4, NXP represents and warrants that (i) it has the full power and authority to enter into this Agreement and perform its obligations hereunder, (ii) there is no other existing agreement or duty on NXP’s part that would interfere with NXP’s ability to effectively perform the Services in accordance with this Agreement, and (iii) so far as NXP is aware, the Services do not infringe or misappropriate any Intellectual Property Rights of any third party. Except as otherwise specifically set forth in this Agreement, NXP (and its relevant Affiliates) do not provide any warranty, express or implied, to the Purchaser (or its relevant Affiliates) with respect to the Services and any other matters set forth in this Agreement. The Parties specifically disclaim any implied warranty whether as to merchantability, fitness for a particular purpose or for any other matter.

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8.2	No Liability

The Parties acknowledge and agree that the primary objective of this Agreement is to assist the Purchaser with certain Services for a transitional period of time after the Closing Date. In furtherance hereof, the Parties agree with the following:

8.2.1	Services provided by NXP or its Affiliate: NXP (or its relevant Affiliates) shall not be liable to the Purchaser (or its relevant Affiliates) for any damages, unless such damages incurred or sustained by the Purchaser (or its relevant Affiliate) result from: (i) gross negligence or wilful misconduct by NXP (or its relevant Affiliate or Third-Party Service Provider performing Services pursuant to clause 3.4.2), (ii) the failure by NXP (or its relevant Affiliate or Third-Party Service Provider performing Services pursuant to clause 3.4.2) to comply fully with its obligations to any of its employees, including, without limitation, payment of wages, provision of benefits, and payment of employment Taxes, or (iii) material breach of any covenant contained in this Agreement by NXP (or its relevant Affiliate or Third-Party Service Provider performing Services pursuant to clause 3.4.2). In such event, NXP shall only be liable for direct damages of the Purchaser (or its relevant Affiliate) and in no event shall NXP be liable, whether in contract or in tort, for any indirect, incidental, special, consequential or exemplary damages or loss of profits, whether arising out of warranty or contract, gross negligence, wilful misconduct or other non-intentional act, or otherwise, except for damages resulting from fraud or an intentional breach under this Agreement.

8.2.2	Services provided by Third-Party Service Provider: NXP (or its relevant Affiliate) shall not be liable to the Purchaser (or its relevant Affiliates) for any damages incurred or suffered by the Purchaser (or its relevant Affiliates) relating to or arising out of any failure of any third-party service provider arranged by the Purchaser and/or any Third-Party Service Provider to provide Services in accordance with clause 3.4.1 of this Agreement. Notwithstanding the foregoing, if NXP arranges for certain Services previously provided by NXP or its Affiliates prior to Closing to be provided by a Third-Party Service Provider after the Closing in accordance with clause 3.4.2 of this Agreement, NXP shall be liable to the Purchaser for the Third-Party Service Provider’s provision of the Services during the remainder of the term of the relevant Services to the same extent as clause 8.2.1 above.

9	FORCE MAJEURE

9.1	Force Majeure

“Force Majeure” means events beyond the reasonable control of a Party, which are not reasonable foreseeable and whose effects are not capable of being overcome without unreasonable expense, or loss of time and such events shall include (without limitation) civil war, strike, terrorism, acts of government, industrial espionage, terrorist activities, natural disasters, fire and explosion.

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9.2	Force Majeure consequences

9.2.1	Should a Party (or its relevant Affiliate) be affected by a Force Majeure, it shall inform the other Party in writing specifying the Force Majeure as well as its expected duration. The affected Party (or its relevant Affiliate) shall be excused by the other Party from performance under this Agreement or any Service Level Agreement to the extent the Force Majeure prevents such performance.

9.2.2	The party claiming benefit of this provision shall attempt in good faith to resume performance as soon as commercially reasonable provided that in case a Force Majeure lasts for more than 60 (sixty) days, either Party shall be entitled to terminate the relevant Service Level Agreement.

10	CONFIDENTIALITY

10.1	Subject to clause 10.2, each of NXP, its Affiliates and Third Party Service Providers (performing Services pursuant to clause 3.4.2) shall treat as strictly confidential and not disclose or use, for any purposes other than performing the Services, any information of the Purchaser received or obtained as a result of entering into this Agreement or any Service Level Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement, any Service Level Agreement and any agreement entered into pursuant to this Agreement or the negotiations relating to this Agreement (and any such other agreement) (“Confidential Information”).

10.2	Clause 10.1 shall not prohibit the disclosure or use of any Confidential Information if and to the extent:

(a)	required by law or the rules and regulations of any recognised stock exchange on which the shares of any Party are listed;

(b)	required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(c)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(d)	the disclosure is made to professional advisers of any Party that are subject to a duty of confidentiality;

(e)	the information is or becomes publicly available (other than by breach of this Agreement);

(f)	the other Party has given prior written approval to the disclosure or use; or

(g)	the information is obtained free of any restrictions on use or obligations of confidentiality from a third party which is itself, to the knowledge of the disclosing Party, free of any restrictions on use or obligations of confidentiality with respect to that information;

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provided that, prior to disclosure or use of any Confidential Information pursuant to clauses 10.2 (a), (b) or (c), NXP shall promptly notify the Purchaser of such requirement with a view to providing the Purchaser with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

10.3	It is understood by the Parties that NXP, its Affiliates and any Third-Party Service Provider arranged by NXP in accordance with clause 3.4.2, on the one hand, and the Purchaser and its Affiliates, on the other hand, may disclose Confidential Information to their respective employees, partners and agents only on a “need to know” basis and that NXP or the Purchaser, as the case may be, shall cause itself and its Affiliates and such Third-Party Service Providers (with respect to NXP) to cause their employees, partners and agents to treat such Confidential Information confidential pursuant to the terms and conditions set forth herein.

10.4	Each Party acknowledges that the unauthorized disclosure or use of Confidential Information would cause irreparable harm and significant injury to the other Party, the degree of which may be difficult to ascertain. Such other Party is entitled to enforce the terms of this clause 10 by a decree of specific performance or injunction.

10.5	All written documents containing Confidential Information and other materials in a tangible form received by a Party shall remain the property of the disclosing Party, and all such documents, together with any copies, excerpts, or notes thereof, whether received, made, complied or otherwise obtained by the receiving Party shall be promptly returned or to the extent these cannot be returned, be destroyed by the receiving Party upon reasonable request by the disclosing Party or upon termination of this Agreement. The receiving Party shall provide satisfactory evidence of such destruction promptly upon such destruction.

10.6	This clause 10 in no way qualifies, limits, or otherwise restricts any of the confidentiality provisions, terms or conditions of any of the other agreements entered into by and between the Parties, including, without limitation, the SBSA and the MSCA.

11	DISPUTE RESOLUTION PROCEDURE; APPLICABLE LAW

11.1	Dispute resolution

The terms in the SBSA in respect of dispute resolution shall apply mutatis mutandis to this Agreement.

11.2	Applicable law

This Agreement shall be governed by the laws of Switzerland.

12	FURTHER ASSURANCES

Each of the Parties shall from time to time execute such documents and perform such acts and things as may be reasonably required to give any Party the full benefits of this Agreement.

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13	MISCELLANEOUS

13.1	Notices

Notices and other statements in connection with this Agreement and any other agreement that is connected with this Agreement, unless the Parties expressly agree otherwise, shall be (i) written in the English language, (ii) delivered by hand, email, facsimile or courier to the recipient’s address as set forth below or to such other address as a Party may notify to the other Parties from time to time and (iii) shall be sent:

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if to the Seller, to:

Name:	NXP B.V.
Address:	High Tech Campus 60
5656 AG Eindhoven
Country:	The Netherlands
Fax:	+31 (0)40 274 3399
Email:	Theo.Claasen@nxp.com
Attention:	Theo Claasen

with a copy to:

Name:	De Brauw Blackstone Westbroek N.V.
Address:	Burgerweeshuispad 301
1076 HR Amsterdam
Country:	The Netherlands
Fax:	+31 20 577 1775
Email:	Arne.Grimme@debrauw.com
Attention:	Arne Grimme

and

if to the Purchaser to:

Name:	DSP Group Ltd.
Address:	5 Shenkar Street
Herzeliya, 46120
Country:	Israel
Fax:	+972 9 954 1234
Email:	ayalon@dsp.co.il
Attention:	Eli Ayalon

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with a copy to:

Name:	Morrison & Foerster, LLP
Address:	425 Market Street
CA 94105-2482
Country:	United States
Fax:	+1 (415) 268 7522
Email:	bmann@mofo.com
Attention:	Bruce Alan Mann

if to the Purchaser Parent to:

Name:	DSP Group, Inc.
Address:	2580 North First Street, Suite 460
San Jose, CA 95131
Country:	United States of America
Fax:	+1 (408) 986-4323
Email:	ayalon@dsp.co.il
Attention:	Eli Ayalon

with a copy to:

Name:	Morrison & Foerster, LLP
Address:	425 Market Street
CA 94105-2482
Country:	United States
Fax:	+1 (415) 268 7522
Email:	bmann@mofo.com
Attention:	Bruce Alan Mann

13.2 Binding effect; amendments and waivers

13.2.1	This Agreement shall not have any legal effect until each Party has validly executed this Agreement.

13.2.2	No amendment to, or waiver of any provision of, this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

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13.3	Assignment

Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Party (which shall not unreasonably be withheld), assign, grant any security interest over, hold on trust or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement; provided, however, that the Purchaser may assign this Agreement, together with all of its rights or obligations under this Agreement, without the prior written consent of NXP, to any Affiliate of Purchaser. Any purported assignment, sale, transfer, delegation or other disposition by either Party except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including any successor entity or parent entity of any Party hereto pursuant to any merger, acquisition, re-structuring, disposal, change of control, or sale or other similar transaction. Notwithstanding the foregoing, the Purchaser may at its costs assign, sell, delegate and otherwise transfer this Agreement and the Schedules hereto, together with all of the Purchaser’s rights and obligations hereunder without such approval in connection with a merger, reorganization, reincorporation into another state, or sale of all, or substantially all, of the business and assets of the Purchaser Parent, if the assignee agrees to be bound by all of the terms and conditions of this Agreement to the same extent as the Purchaser.

13.4	Waiver

A Party’s failure to enforce at any time or for any period of time of the provisions of this Agreement shall not be construed a waiver of such provisions nor of the right of such Party thereafter to enforce each and every provision herein contained.

13.5	Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected. To the extent permitted by law, such provision shall be deemed substituted by provisions (i) that are valid, legal and enforceable and (ii) the operation and effect of which are as similar as possible to the provisions for which they substitute.

13.6	Third-party rights

Except as expressly provided for in this Agreement, nothing in this Agreement shall confer any rights upon any Person that is not a Party or the successor or permitted assignee of a Party to this Agreement.

13.7	Headings

The clause, subclauses and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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THIS UMBRELLA TRANSITIONAL SERVICES AGREEMENT IS AGREED AND SIGNED BY:

NXP B.V.

/s/ Theo Claasen
Name:	Theo Claasen
Title:	Executive Vice President, Business Development
Date:	September 4, 2007

DSP Group Ltd, as the Purchaser

	/s/ Eli Ayalon		/s/ Dror Levy
By:	Eli Ayalon	By:	Dror Levy
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Date:	September 4, 2007	Date:	September 4, 2007

DSP Group Inc., as the Purchaser Parent

	/s/ Eli Ayalon		/s/ Dror Levy
By:	Eli Ayalon	By:	Dror Levy
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Date:	September 4, 2007	Date:	September 4, 2007

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ALL SCHEDULES HAVE BEEN DELETED FROM THE REDACTED VERSION OF THE UMBRELLA TRANSITIONAL SERVICES AGREEMENT

Schedule 1 Certain Services

[*]

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ALL SCHEDULES HAVE BEEN DELETED FROM THE REDACTED VERSION OF THE UMBRELLA TRANSITIONAL SERVICES AGREEMENT

Schedule 2 Service Level Agreements

[*]

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